Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-225029) on Form S-1 of LF Capital Acquisition Corp. of our report dated February 21, 2018, except for the third, fourth and eighth paragraphs of Note 1, Note 3, Note 4, and the Founder Shares section of Note 5, as to which the date is June 18, 2018, relating to the financial statements of LF Capital Acquisition Corp., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

New York, New York
June 18, 2018